As filed with the Securities and Exchange Commission on January 2, 2015

Registration No. 333-79081

Registration No. 333-162537

Registration No. 333-177217

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-79081

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-162537

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-177217

UNDER THE SECURITIES ACT OF 1933

Hilltop Securities Holdings LLC

(Exact Name of Registrant as specified in its charter)

Delaware	1201 Elm Street Suite 3500 Dallas, Texas 75270	75-2040825
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Allen R. Tubb
Hilltop Securities Holdings LLC
1201 Elm Street
Suite 3500
Dallas, Texas 75270

(214) 859-1800

(Name, address and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by SWS Group, Inc., a Delaware corporation (“SWS”), predecessor of Hilltop Securities Holdings LLC, with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement No. 333-79081, filed with the Commission on May 21, 1999, as amended by Amendment No. 1, filed with the Commission on June 7, 1999, and as further amended by Amendment No. 2, filed with the Commission on June 8, 1999, pertaining to the registration of Derivative Adjustable Ratio Securities;

•                  Registration Statement No. 333-162537, filed with the Commission on October 16, 2009, as amended by Pre-Effective Amendment No. 1, filed with the Commission on October 30, 2009, pertaining to the registration of Senior Debt Securities, Subordinated Debt Securities, Common Stock, Preferred Stock and Warrants; and

•                  Registration Statement No. 333-177217, filed with the Commission on October 7, 2011, as amended by Amendment No. 1, filed with the Commission on November 4, 2011, and as further amended by Amendment No. 2, filed with the Commission on November 16, 2011, pertaining to the registration of Common Stock.

On January 1, 2015, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2014, by and among SWS, Hilltop Holdings Inc., a Maryland corporation (“Hilltop”), and Hilltop Securities Holding LLC (formerly known as Peruna LLC), a Delaware limited liability company and a direct wholly-owned subsidiary of Hilltop (“Hilltop Securities”), SWS was merged with and into Hilltop Securities (the “Merger”), with Hilltop Securities as the surviving company in the Merger.

As a result of the Merger, Hilltop Securities has terminated any and all offerings of SWS’s securities pursuant to each Registration Statement.  Accordingly, Hilltop Securities hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by SWS in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on January 2, 2015.

HILLTOP SECURITIES HOLDING LLC,
as successor to SWS Group, Inc.

By: Hilltop Holdings Inc., its sole member

By:	/s/ COREY G. PRESTIDGE
Name:	Corey G. Prestidge
Title:	Executive Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.